The Lincoln National Life Insurance Company

INDEXED ACCOUNTS RIDER

DUAL RATE PLUS INDEXED ACCOUNTS

Contract Number: XX-123456

Rider Date: December 20, 2025

Owner(s): Abraham Lincoln

This Rider establishes a point-to-point index strategy for the Contract to which it is added. The provisions of this Rider are effective when a new Segment is established upon an allocation to or when a transfer is made to a Dual Rate Plus Indexed Account.

This Rider is made a part of the entire Contract to which it is attached and is effective on the Rider Date shown above. Except as stated in this Rider, it is subject to all provisions contained in the Contract. In case of any conflict between the provisions of the Contract and this Rider, the provisions of this Rider will control.

If another Indexed Accounts Rider is attached to the Contract, the provisions of that Indexed Accounts Rider shall govern the rules of the Segments established upon an allocation to or when a reallocation is made to an Indexed Account available under that Rider.

ALL CONTRACT VALUES PROVIDED BY THIS RIDER MAY INCREASE OR DECREASE IN VALUE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.

DEFINITIONS

All definitions found in the Contract are incorporated by reference and have the same meaning as they do in the Contract, including other riders, endorsements, or amendments.

Dual Rate is the percentage We will use, in part, to determine the Performance Rate when the Percentage Change in the Index Value on the End Date is positive, negative or zero, subject to the application of the Performance Cap. The Dual Rate is expressed as a positive percentage.

Dual Rate Plus Indexed Account is an account that We establish, subject to the terms of this Rider. Each Dual Rate Plus Indexed Account is established with an associated Index, Dual Rate and a Term.

Performance Cap is the maximum percentage We will use to determine the Performance Rate when the Percentage Change in the Index Value on the End Date is positive. The Performance Cap used during the Term is declared prior to the Start Date of each Segment and it may differ from the Performance Caps used for other Segments.

Segment(s) is a specific Indexed Account option established for the Owner under the Contract. A new Segment of a Dual Rate Plus Indexed Account is established upon an initial allocation or when a reallocation is made to that Dual Rate Plus Indexed Account. Each Segment in a particular Dual Rate Plus Indexed Account has a specific Start Date, End Date, Crediting Base, Performance Cap and Performance Rate.

INTERIM VALUE

The Interim Value is the value that We establish for each Segment of a Dual Rate Plus Indexed Account on any Valuation Date following the Start Date and prior to the End Date of the Segment.

The Interim Value of a Segment is equal to the sum of (1) and (2), where:

(1)	is the value of the Fixed Income Asset Proxy of a Segment on the Valuation Date the Interim Value is calculated. It is determined for a Segment:

During the first 6 Contract Years as: C x [ 1 / (1 + F)D x (1 + F)E / (1 + G)E ]; and

After the first 6 Contract Years as: C x [ 1 / (1 + F)D x (1 + F)D / (1 + G)D]

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where:

C	is the Crediting Base of the Segment on the Valuation Date of the calculation.

D	is the total calendar days remaining in the Term divided by the average number of days per Contract Year of the Term. The average number of days per Contract Year is total calendar days in the Term divided by total Contract Years in the Term.

E	is the total calendar days remaining in the initial 6 Contract Years divided by the average number of days per Contract Year of the initial 6 Contract Years. The average number of days per Contract Year is the total calendar days in the initial 6 Contract Years divided by 6.

F	is the Discount Rate that applies to the Segment on the Start Date of the Segment.

G	is the Discount Rate that applies to the Segment on the Valuation Date.

(2)	is the market value of the Derivative Asset Proxy, determined solely by Us, on the Valuation Date of the calculation. The Derivative Asset Proxy is equal to (A), plus (B) at the Dual Rate, minus (B) at the Performance Cap Rate, minus (C), where:

A	is the dual structure: This represents the market value of receiving a maturity amount equal to the Dual Rate at the end of the Indexed Term independent of the underlying Index returns.

B	is the out-of-the-money call option: This represents the market value of the potential for gain in excess of the Performance Cap rate.

C	is the at-the money put option: This represents the market value of the potential to receive an amount equal to the percentage loss of the Index during the Indexed Term.

The Fixed Income Asset Proxy is a hypothetical fixed income asset with a value that is consistent with the market value of hypothetical assets supporting the Segment.

The Derivative Asset Proxy is determined assuming a package of derivative assets and/or other financial instruments, determined solely by Us, that replicates the Performance Rate on the End Date of the Segment. The value of the package of derivative assets and/or other financial instruments is determined on any Valuation Date that the Interim Value is calculated for a Segment using standard option pricing methods. The dual structure is valued as a zero-coupon bond.

The Discount Rate will apply on a uniform basis for a class of Owners in the same Segment and will be administered in a uniform and non-discriminatory manner. The Discount Rate is determined using market observable yield(s), spread(s), and interest rates(s) to represent the financial instruments supporting the Segment.

SEGMENT VALUE

SEGMENT ENDING VALUE. On the End Date, the Segment Ending Value of a Segment of a Dual Rate Plus Indexed Account is the amount equal to the sum of (A) and ((A) multiplied by (B)), where:

A	is the Crediting Base on the End Date; and

B	is the Performance Rate on the End Date.

CREDITING BASE DURING THE TERM. The Crediting Base on the Start Date of a Segment is equal to the initial amount allocated or reallocated to the Segment.

Thereafter, at the end of each Valuation Date during the Term, the Crediting Base is adjusted proportionately by the amount that a Withdrawal, which includes any applicable Withdrawals, Advisory Fee Withdrawals, Surrender Charges, Taxes, Rider fees and charges, adjusted the Segment’s Interim Value immediately prior to the Withdrawal.

DETERMINING THE PERFORMANCE RATE ON THE END DATE. The Performance Rate is the specific Percentage Change in the Index Value between two points in time, the Start Date and the End Date, adjusted by the Dual Rate and Performance Cap.

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The Percentage Change in the Index Value equals the percentage increase or decrease in the Index Value calculated by (A) divided by (B), where:

A	is the Index Value on the End Date minus the Index Value on the Start Date; and

B	is the Index Value on the Start Date.

The Performance Rate on the End Date, when the Percentage Change in the Index Value on the End Date is:

(a)	zero or positive and less than or equal to the Dual Rate is equal to the Dual Rate.

(b)	positive and greater than the Dual Rate, but less than the Performance Cap, is equal to the Percentage Change in the Index Value on the End Date.

(c)	positive and equal to or greater than the Performance Cap, is equal to the Performance Cap.

(d)	negative, is equal to the sum of the Percentage Change in the Index Value on the End Date and the Dual Rate.

Absolute value means the magnitude of the number without regard to its mathematical sign. Examples of absolute values are the absolute value of −10 is 10 or the absolute value of 4 is 4.

RIDER CHARGE

There is no charge for this Rider.

STATEMENTS

Prior to the Annuity Commencement Date under the Contract, at least once each Calendar Year, We will furnish a statement to the Owner with the information shown in the STATEMENTS provision in the Contract.

TERMINATION OF THIS RIDER

This Rider will terminate on the earliest of the following event to occur:

(a)	the Annuity Commencement Date; or

(b)	the date the Contract to which this Rider is attached terminates.

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